UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® International Emerging Markets Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

January 8, 2013

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE International Emerging Markets Equity Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust") subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed Lee Munder Capital Group, LLC ("LMCG") to serve as a new, additional investment advisor to the Fund. LMCG assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on October 16, 2012. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Delaware Management Company and Pzena Investment Management, LLC as investment advisors to the fund, effective as of the close of business on October 15, 2012. Mondrian Investment Partners Limited and William Blair & Company L.L.C. continue to serve as the Fund's investment advisors, and each is responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as

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discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors.

The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACE Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program; other share classes are offered to investors not participating in the PACE Program.

Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM manages the investment operations of the Trust, administers the Trust's affairs, and is responsible for the selection, subject to review and approval by the Board, of the investment advisors for each of the portfolios of the Trust (other than PACE® Money Market Investments), including the Fund. UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2012, UBS Global AM had approximately $152 billion in assets under management. UBS Global AM is an indirect, wholly-owned asset management subsidiary of UBS AG and a member of the UBS Global Asset Management Division, which had approximately $625 billion in assets under management worldwide as of September 30, 2012. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. UBS Global AM is located at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

PACE International Emerging Markets Equity Investments

Background

In connection with its duties as the investment manager for the Trust, pursuant to the Management Agreement, UBS Global AM reviews and evaluates the Trust's investment advisors on an ongoing basis. At a meeting held on September 27, 2012 and pursuant to UBS Global AM's recommendation, the Board approved LMCG as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and LMCG (the "Sub-Advisory Agreement"). LMCG assumed investment advisory responsibility with respect to a separate portion ("Allocated Portion") of the Fund's portfolio effective October 16, 2012.

The Trustees determined to initially approve the Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by LMCG. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE International Emerging Markets Equity Investments—Trustees' considerations."

Investment strategies of LMCG

With respect to its Allocated Portion, LMCG uses a bottom-up quantitative approach to investing in emerging markets equity securities. Inefficiencies in the market create opportunities, and LMCG believes that a quantitative process, which relies on sophisticated mathematical or statistical models in selecting investments, is well-suited to capture these inefficiencies and provide an opportunity to outperform the market. LMCG's stock selection model groups factors used to select investments into three major categories: market dynamics, value and quality. Market dynamic factors are designed to exploit short term trends as LMCG believes investors under-react to certain developments in the short term; value factors are intended to capture mean reversion (i.e., the tendency of prices to eventually return to their averages) as investors tend to overreact to certain developments in the longer term; and quality factors incorporate information about the quality of earnings that investors tend to overlook. LMCG's team constructs its portion of the fund's portfolio one stock at a time in order to select those stocks that offer the best exposure to certain return and risk factors. This approach also allows LMCG to specifically adapt to market conditions and lessen or accentuate certain factors in the model to capture opportunities or reduce downside risk. LMCG continuously monitors the stocks held in the portfolio and sells any stock with a relatively low ranking relative to its peers in accordance with the model. LMCG utilizes the proceeds to purchase stocks with a relatively higher ranking by the model.

LMCG employs a complex strategy using proprietary quantitative models in selecting investments for the Fund. Investments selected using these models may perform differently than expected as a result of the factors used in the models, the weight placed on each factor, changes from the factors' historical trends, and technical issues in the construction and implementation of the models (including, for example, data problems, software issues, or other types of errors). There is no guarantee that the quantitative models will perform as expected or result in effective investment decisions for the Fund.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, LMCG will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and any rules thereunder, the governing documents of the Trust, the fundamental policies of the Trust and the Fund, as reflected in the Trust's registration statement, and any policies and determinations of the Trustees.

Under the Sub-Advisory Agreement, LMCG will pay for all expenses incurred by it in connection with its services to its Allocation Portion, but LMCG will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

As compensation for its services to the Fund under the Sub-Advisory Agreement, LMCG is entitled to receive fees from UBS Global AM (not the Fund), computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion.

During the Fund's last full fiscal year ended July 31, 2012, UBS Global AM did not pay or accrue investment advisory fees to LMCG because LMCG was not yet serving as an investment advisor to the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Trustees or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to LMCG. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to LMCG; (ii) upon material breach by LMCG of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, LMCG becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that LMCG may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM. The Sub-

Advisory Agreement terminates automatically in the event of its "assignment," as defined in the Investment Company Act.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that LMCG shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting held on September 27, 2012, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and LMCG with respect to the Fund. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios, and noted that it had previously received a memorandum from its independent legal counsel discussing, among other things, the duties of the Board members in considering approval of management and sub-advisory agreements. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending LMCG as an investment advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by LMCG to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending LMCG as an additional investment advisor to the Fund, including its belief that LMCG's quantitatively managed strategy will complement the strategies of the two retained investment advisors by bringing a risk-controlled value momentum bias to the overall Fund, improving the overall risk/return characteristics of the Fund and providing additional diversification. The Board also received materials from LMCG detailing its investment philosophy and met with representatives of LMCG, who discussed with the Board their investment philosophies and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to LMCG in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by LMCG. The Board noted that the proposed contractual sub-advisory fee was lower than the fees paid by UBS Global AM to the Fund's current investment advisors and would result in a lower overall blended sub-advisory fee for the Fund. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by LMCG. The Board also noted that, as LMCG would be a new investment advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of LMCG or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the fees paid by UBS Global AM to LMCG would be lower than the costs currently incurred by the manager. The Board indicated that it would further consider this difference, among other matters, when it engaged in its next full UBS Global AM management contract review.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to LMCG—The Board was informed by management that LMCG's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that LMCG would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that LMCG could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as an investment advisor to the Fund after an extensive review process, especially given the small amount of assets currently managed in an emerging market strategy by LMCG. Similarly, the Fund could benefit from having an investment advisor with a well-regarded reputation.

In light of all of the foregoing, the Board approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent

Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM (US) is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $625 billion in assets under management worldwide as of September 30, 2012 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of

September 30, 2012, UBS Global AM had approximately $152 billion in assets under management.

Additional information about LMCG

LMCG, an SEC registered investment adviser located at 200 Clarendon Street, 28th Floor, Boston, Massachusetts 02116, was founded in 2000. In 2009, LMCG, a board-managed LLC, became an affiliate of Convergent Capital Management LLC ("CCM"), which acquired a majority ownership stake in the firm. CCM, located at 500 West Madison, Suite 2620, Chicago IL 6066, is the investment firm holding company of City National Corporation, located at City National Plaza, 555 South Flower Street, Los Angeles CA 90071. In addition to CCM, the firm's founder, Lee P. Munder, is a significant owner and control person of LMCG. LMCG's employees own the remaining interest in the firm. As of October 31, 2012, LMCG managed and advised assets of approximately $4.8 billion.

Gordon Johnson is the lead portfolio manager for the LMCG Emerging Markets strategy. Prior to joining LMCG in August 2006, Mr. Johnson spent six years at Evergreen Investments, where he served as senior portfolio manager and Senior Vice President/Director for the firm's Global Structured Products group. Prior to joining Evergreen, Mr. Johnson spent seven years at Colonial Management, where he served as portfolio manager for a quantitative/fundamentally managed global mid-cap balanced fund and was Director and Vice President of Quantitative Research. Mr. Johnson has also held teaching positions at the University of Massachusetts and California State University.

Shannon Ericson is a portfolio manager and analyst for the LMCG Emerging Markets strategy. Prior to joining LMCG in August 2006, Ms. Ericson spent six years at Evergreen Investments Group, where she served as Vice President, Quantitative Equities Analyst for the firm's Global Structural Products group. Ms. Ericson had previously spent six years at Independence International Associates, Inc., where she served as Vice President, Quantitative International Equities, and four years at Mellon Trust Company.

Vikram Srimurthy is a portfolio manager and analyst for the LMCG Emerging Markets strategy. Prior to joining the firm in August 2006, Mr. Srimurthy spent six years at Evergreen Investments, where he served as Vice President for the firm's Global Structured Products group and was primarily responsible for quantitative research and developing custom portfolio construction tools.

The principal executive officers and board members of LMCG, as of the date of this document, are set forth below:

Name and Address	Position with LMCG[1]
Lee P. Munder Rednum Family Investments, LP 422 Sunset Road West Palm Beach, FL 33401	Board Member
Kenneth L. Swan Lee Munder Capital Group, LLC 200 Clarendon Street, 28th Floor Boston, MA 02116	CEO & Board Member
Joseph F. Tower, III Lee Munder Capital Group, LLC 200 Clarendon Street, 28th Floor Boston, MA 02116	COO & CCO
Jeffrey P. Davis Lee Munder Capital Group, LLC 200 Clarendon Street, 28th Floor Boston, MA 02116	CIO

1  None of the principal executive officers or board members, of LMCG listed above has other principal employment other than his or her respective position(s) with LMCG, except that (i) Mr. Adler's principal employment is as President and CEO of CCM; (ii) Mr. Gershen's principal employment is as Executive Vice President of City National Bank; and (iii) Mr. Freeman's principal employment is as Senior Vice President of City National Bank.

Name and Address	Position with LMCG[1]
R. Todd Vingers Lee Munder Capital Group, LLC 200 Clarendon Street, 28th Floor Boston, MA 02116	Board Member & Portfolio Manager
Richard H. Adler Convergent Capital Management, LLC 500 West Madison Street Suite 2620 Chicago, IL 60661	Board Member
Richard Gershen City National Bank City National Center 400 North Roxbury Drive Beverly Hills, CA 90210	Board Member
William J. Freeman City National Bank City National Center 400 North Roxbury Drive Beverly Hills, CA 90210	Board Member

1  None of the principal executive officers or board members, of LMCG listed above has other principal employment other than his or her respective position(s) with LMCG, except that (i) Mr. Adler's principal employment is as President and CEO of CCM; (ii) Mr. Gershen's principal employment is as Executive Vice President of City National Bank; and (iii) Mr. Freeman's principal employment is as Senior Vice President of City National Bank.

LMCG does not advise or sub-advise any other U.S. registered investment companies with an investment objective similar to that of LMCG's Allocated Portion of the Fund

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of LMCG and did not pay any fees to LMCG or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

If you have any questions, please contact your investment professional.

January 8, 2013
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2013. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® International Emerging Markets Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

January 8, 2013

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE International Emerging Markets Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed Lee Munder Capital Group, LLC ("LMCG") to serve as a new, additional investment advisor to the Fund. LMCG assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on October 16, 2012. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Delaware Management Company and Pzena Investment Management, LLC as investment advisors to the Fund, effective as of the close of business on October 15, 2012. Mondrian Investment Partners Limited and William Blair & Company L.L.C. continue to serve as the Fund's investment advisors, and each is responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, LMCG, the Sub-Advisory Agreement between UBS Global AM and LMCG with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the hiring of LMCG on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about January 14, 2013 to the Fund's shareholders of record as of January 4, 2013. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least April 14, 2013. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793-8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.